EXHIBIT 99.1

RLH Corporation Announces Increase in Guidance for New Franchise Contract Growth

Company increases from 130 to 140 new franchise contracts

DENVER, Nov. 28, 2017 (GLOBE NEWSWIRE) -- RLH Corporation (NYSE:RLH) announced today that the company is increasing its guidance for new franchise agreements that will be executed in 2017. Through October 2017, the company achieved its guidance for new franchise agreements for the year of 130. The company expects to exceed 140 new executed contracts by the end of the year.

“Our development team continues to exceed its new contract target for 2017, indicating the strength of the RLH brands in attracting new franchise owners,” said RLH Corporation President & CEO Greg Mount.  “These impressive achievements by our development team are vital to our future as we transition away from hotel ownership to an asset-light franchise company business model.”

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com.

About RLH Corporation
Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company's website at www.rlhco.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning projections of future events or performance. The forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; dependency upon the ability and experience of executive officers and ability to retain or replace such officers, as well as other matters discussed in the Company's annual report on Form 10-K for the year ended December 31, 2016, and in other documents filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contact:
Amy Koch
O: 509-777-6417
C: 917-579-5012
Investor.Relations@rlhco.com

Media Contact:
Dan Schacter
Director, Social Engagement and Public Relations
847-877-9420
dan.schacter@rlhco.com